EXHIBIT 99.1

THOR Industries Announces Second Quarter Fiscal 2023 Results

DELIVERS RESILIENT PERFORMANCE IN CHALLENGING MARKET ENVIRONMENT

  Net sales for the second quarter were $2.35 billion, a decrease of 39.4% compared to the record second quarter of fiscal 2022 and a decrease of 14.0% over the same quarter of fiscal year 2021.
  Consolidated gross profit margin for the second quarter was 12.1%, a decrease of 530 basis points when compared to the second quarter of fiscal year 2022 and a 310 basis point decrease compared to the second quarter of fiscal year 2021.
  Earnings per share for the second quarter were $0.50 per diluted share, down from $4.79 per diluted share in the same period of the prior fiscal year and down from $2.38 per diluted share in the second quarter of fiscal year 2021.
  Net cash provided by operations for the first half of fiscal 2023 was $185.3 million as compared to net cash provided by operations of $298.1 million for the first half of fiscal 2022 and net cash used in operations of $88.6 million for the first half of fiscal 2021.
  The Company revised its full-year fiscal 2023 net sales and diluted earnings guidance with a current net sales estimate of between $10.5 billion to $11.5 billion and diluted earnings per share in the range of $5.50 to $6.50.

ELKHART, Ind., March 07, 2023 (GLOBE NEWSWIRE) -- THOR Industries, Inc. (NYSE: THO) today announced financial results for its second fiscal quarter ended January 31, 2023.

“Our fiscal second quarter presented a challenging market environment. Against this backdrop, our financial results and actions are a testament to our ability to operate in such a dynamic and challenging environment. Our resilient second quarter performance demonstrates the strength of THOR’s diverse product offering, the experience of our management teams and the success of our variable cost model. Despite the challenging quarter, THOR generated positive cash flow and maintained an already strong liquidity profile, positioning THOR to operate from a position of financial strength as we move beyond our second quarter,” said Bob Martin, President and CEO of THOR Industries.

“During the quarter, we continued to proactively and decisively balance wholesale production with the pace of softening retail sales through the traditionally slower winter retail season. This commitment to a disciplined production approach, combined with a softer-than-expected order intake, resulted in second quarter North American wholesale shipments of 25,372 units. Despite a significant slowdown of both sales and production, we expect the successful execution of our aggressive, proactive actions and our variable cost model to position our operating companies and independent dealer partners favorably heading into the second half of our fiscal 2023, which typically experiences stronger retail activity than our second quarter.

“While near-term demand will continue to be influenced by macroeconomic conditions, we believe the recent softening in demand to be temporary. We remain encouraged with the continued level of consumer interest for the RV lifestyle. We are experiencing a strong spring retail show season across the country with high attendance figures and solid retail activity. In addition, digital traffic across RV related sites remains well above pre-pandemic levels, reinforcing our long-term optimism for the industry and for THOR. While we are encouraged by these positive indicators, the current macroeconomic environment is still very dynamic. As a result, we have taken decisive steps to position our company to navigate the near-term softening market conditions,” said Martin.

Second-Quarter Financial Results

Consolidated net sales were $2.35 billion in the second quarter of fiscal 2023, compared to $3.88 billion in the second quarter of fiscal 2022 and $2.73 billion in the second quarter of fiscal 2021.

Consolidated gross profit margin for the second quarter was 12.1%, a decrease of 530 basis points when compared to the second quarter of fiscal year 2022 and a 330 basis point decrease when compared to the second quarter of fiscal year 2021.

Net income attributable to THOR Industries and diluted earnings per share for the second quarter of fiscal 2023 were $27.1 million and $0.50, respectively, compared to $266.6 million and $4.79, respectively, for the prior-year period and $132.5 million and $2.38, respectively, for the second quarter of fiscal 2021.

Our consolidated results were driven by the results of our individual segments as noted below.

Segment Results

North American Towable RVs

($ in thousands)	Three Months Ended January 31,		%	Six Months Ended January 31,		%
	2023	2022	Change	2023	2022	Change
Net Sales	$829,751	$1,985,088	(58.2)	$2,147,557	$4,225,922	(49.2)
Gross Profit	$52,863	$376,716	(86.0)	$248,729	$785,255	(68.3)
Gross Profit Margin %	6.4	19.0		11.6	18.6
Income (Loss) Before Income Taxes	$(7,119)	$275,895	(102.6)	$103,888	$542,177	(80.8)

	As of January 31,		%
($ in thousands)	2023	2022	Change
Order Backlog	$1,152,991	$10,442,906	(89.0)
  North American Towable RV net sales were down 58.2% for the second quarter of fiscal 2023 compared to the prior-year period. The decrease was driven primarily by a 64.6% decrease in unit shipments, partially offset by net selling price increases and a change in product mix. The decrease in unit shipments is primarily due to a softening in current dealer and consumer demand in comparison with the unusually strong second quarter demand in the prior-year quarter, which included independent dealers restocking their lot inventory levels.
  North American Towable RV gross profit margin was 6.4% for the second quarter of fiscal 2023, compared to 19.0% in the prior-year period. The decrease in gross profit margin for the second quarter was primarily driven by higher manufacturing overhead costs as a percentage of sales due to the reduction in sales, and an increase in sales discounts. Warranty costs as a percentage of sales also increased.
  North American Towable RV loss before income tax for the second quarter of fiscal 2023 was $7.1 million, compared to income before income tax of $275.9 million in the second quarter last year, driven by the decrease in North American Towable net sales and the decline in the gross margin percentage.

North American Motorized RVs

($ in thousands)	Three Months Ended January 31,		%	Six Months Ended January 31,		%
	2023	2022	Change	2023	2022	Change
Net Sales	$738,583	$976,806	(24.4)	$1,862,102	$1,901,834	(2.1)
Gross Profit	$107,212	$156,281	(31.4)	$292,947	$296,002	(1.0)
Gross Profit Margin %	14.5	16.0		15.7	15.6
Income Before Income Taxes	$61,544	$104,037	(40.8)	$185,977	$192,935	(3.6)

	As ofJanuary 31,		%
($ in thousands)	2023	2022	Change
Order Backlog	$1,848,124	$4,232,479	(56.3)
  North American Motorized RV net sales decreased 24.4% for the second quarter of fiscal 2023 compared to the prior-year period. The decrease was driven primarily by a 26.3% decrease in unit shipments, partially offset by net selling price increases and a change in product mix.
  North American Motorized RV gross profit margin was 14.5% for the second quarter of fiscal 2023, compared to 16.0% in the prior-year period. The decrease in gross profit margin for the second quarter was primarily driven by an increase in overhead costs as a percentage of sales and higher warranty costs.
  North American Motorized RV income before income tax for the second quarter of fiscal 2023 decreased to $61.5 million compared to $104.0 million a year ago, driven by the decrease in North American Motorized net sales.

European RVs

($ in thousands)	Three Months Ended January 31,		%	Six Months Ended January 31,		%
	2023	2022	Change	2023	2022	Change
Net Sales	$646,938	$723,730	(10.6)	$1,151,240	$1,356,727	(15.1)
Gross Profit	$91,430	$90,129	1.4	$160,295	$157,573	1.7
Gross Profit Margin %	14.1	12.5		13.9	11.6
Income Before Income Taxes	$12,015	$9,665	24.3	$5,547	$(8,311)	(166.7)

	As ofJanuary 31,		%
($ in thousands)	2023	2022	Change
Order Backlog	$3,055,738	$3,051,485	0.1
  European RV net sales decreased 10.6% for the second quarter of fiscal 2023 compared to the prior-year period, driven by a 15.3% decrease in unit shipments due primarily to continuing chassis supply constraints. The decrease due to the foreign exchange rate decline of 7.1% was more than offset by net selling price increases and product mix changes.
  European RV gross profit margin was 14.1% of net sales for the second quarter compared to 12.5% in the prior-year period. This improvement in gross profit margin for the quarter was primarily driven by net selling price increases, product mix changes and improved warranty costs, partially offset by an increase in overhead costs as a percentage of sales.
  European RV income before income tax for the second quarter of fiscal 2023 was $12.0 million, compared to net income before income tax of $9.7 million during the second quarter of fiscal 2022. The improvement in income before income taxes was primarily driven by the improvement in the gross margin percentage, partially offset by the decrease in European RV net sales.

Management Commentary

“Our proven variable cost model and solid through-cycle execution allowed us to generate positive results despite net sales decreasing 39% on a 52% reduction in unit shipments compared to the record prior-year period. We remained committed to our disciplined approach to operations that prioritizes profitability while maintaining market-leading positions across each of THOR’s product categories. This commitment, combined with solid execution across each of our business segments, positions THOR to be a more financially resilient company and to deliver profitability that exceeds previous down-cycle periods,” said Todd Woelfer, Senior Vice President and Chief Operating Officer.

“In North America, through reduced production rates and extended holiday shutdowns, our teams successfully balanced wholesale shipments with retail demand in the second quarter despite the significant retail pullback, keeping dealer inventory levels essentially flat compared to October 31, 2022 levels. Our production discipline continues to be greatly valued among our dealer partners as we work to protect the long-term interests, and profitability, of our customers. In addition, we undertook strategic pricing actions in the quarter aimed at moving finished goods inventory related to calendar 2022 production of certain towable models, and we enacted strong cost controls under our variable cost model. In Europe, we sequentially increased motorized production volumes, aided by the improving chassis availability. We remain encouraged by the improvement in chassis deliveries and we expect to further ramp up production of motorized units in the second half of fiscal 2023 as we look to replenish dealer inventory levels to more normalized levels,” continued Woelfer.

“We also remain focused on maintaining a strong balance sheet. We ended our fiscal second quarter with total liquidity of $1.2 billion, including cash and cash equivalents totaling $281.6 million and approximately $915.0 million of availability under our ABL. Net cash provided by operating activities for the first half of fiscal 2023 totaled $185.3 million, including $91.3 million provided in the challenging second quarter, and was deployed in a balanced manner. During the quarter, cash generated from operations was of a similar level to that generated during our stronger first quarter, further manifesting the Company’s ability to execute in a challenging market. Year-to-date capital deployment included $101.0 million of capital expenditures, $48.2 million of dividend payments, $27.4 million of overall debt reduction and $25.4 million of share repurchases. Subsequent to the end of the fiscal second quarter, we further paid down $15.0 million on our U.S. Term Loan B and $15.0 million on our ABL, demonstrating our commitment to maintaining a strong balance sheet despite the softer quarter. Looking forward, given the historical seasonality of our cash flow and expected reductions of net working capital, we expect to generate strong net cash flow from operations in the second half of fiscal 2023, which will allow us to maintain our balanced capital allocation strategy focused on enhancing long-term shareholder value,” said Colleen Zuhl, Senior Vice President and Chief Financial Officer.

Outlook

“While macroeconomic uncertainties continue to exist in the segments and geographies we serve, we have high confidence in our operating teams, flexible business model and execution strategy. Our first half of fiscal 2023 performance reinforces our discipline to remain focused on what we can control. Looking ahead to the second half of fiscal 2023, we intend to maintain that same discipline to navigate this challenging near-term environment while positioning THOR to be an even stronger company when the market recovers,” added Martin.

Fiscal 2023 Guidance

While positive sentiment and strong underlying interest for the RV lifestyle remain undeterred, we expect near-term demand will continue to be influenced by current macroeconomic conditions. Given the impact of the softer market during our second quarter and our expectation that macroeconomic pressures will persist through the balance of our fiscal year, we are revising our full-year guidance. Our revised guidance anticipates that higher interest rates, elevated prices, and a full North American dealer inventory will result in slower product pull through for the balance of our fiscal year. Nevertheless, our teams have consistently responded to dynamic market conditions as we aim to optimize our business to expected demand conditions. Our teams are executing at a high level, and we are well-positioned to deliver on our revised fiscal 2023 outlook.

For fiscal 2023, the Company’s updated full-year guidance now includes:

  Consolidated net sales in the range of $10.5 billion to $11.5 billion (previously $11.5 billion to $12.5 billion)
  Consolidated gross profit margin in the range of 13.4% to 14.2% (previously 14.2% to 14.9%)
  Diluted earnings per share in the range of $5.50 to $6.50 (previously $7.40 to $8.70)

Supplemental Earnings Release Materials

THOR Industries has provided a comprehensive question and answer document, as well as a PowerPoint presentation, relating to its quarterly results and other topics.

To view these materials, go to http://ir.thorindustries.com.

About THOR Industries, Inc.

THOR Industries is the sole owner of operating companies which, combined, represent the world’s largest manufacturer of recreational vehicles.

For more information on the Company and its products, please go to www.thorindustries.com.

Forward-Looking Statements

This release includes certain statements that are “forward-looking” statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are made based on management’s current expectations and beliefs regarding future and anticipated developments and their effects upon THOR, and inherently involve uncertainties and risks. These forward-looking statements are not a guarantee of future performance. We cannot assure you that actual results will not differ materially from our expectations. Factors which could cause materially different results include, among others: the impact of inflation on the cost of our products as well as on general consumer demand; the effect of raw material and commodity price fluctuations, and/or raw material, commodity or chassis supply constraints; the impact of war, military conflict, terrorism and/or cyber-attacks, including state-sponsored or ransom attacks; the impact of sudden or significant adverse changes in the cost and/or availability of energy or fuel, including those caused by geopolitical events, on our costs of operation, on raw material prices, on our suppliers, on our independent dealers or on retail customers; the dependence on a small group of suppliers for certain components used in production, including chassis; interest rate fluctuations and their potential impact on the general economy and, specifically, on our profitability and on our independent dealers and consumers;   the ability to ramp production up or down quickly in response to rapid changes in demand while also managing costs and market share; the level and magnitude of warranty and recall claims incurred; the ability of our suppliers to financially support any defects in their products; legislative, regulatory and tax law and/or policy developments including their potential impact on our independent dealers, retail customers or on our suppliers; the costs of compliance with governmental regulation; the impact of an adverse outcome or conclusion related to current or future litigation or regulatory investigations; public perception of and the costs related to environmental, social and governance matters; legal and compliance issues including those that may arise in conjunction with recently completed transactions; lower consumer confidence and the level of discretionary consumer spending; the impact of exchange rate fluctuations; restrictive lending practices which could negatively impact our independent dealers and/or retail consumers; management changes; the success of new and existing products and services; the ability to maintain strong brands and develop innovative products that meet consumer demands; the ability to efficiently utilize existing production facilities; changes in consumer preferences; the risks associated with acquisitions, including: the pace and successful closing of an acquisition, the integration and financial impact thereof, the level of achievement of anticipated operating synergies from acquisitions, the potential for unknown or understated liabilities related to acquisitions, the potential loss of existing customers of acquisitions and our ability to retain key management personnel of acquired companies; a shortage of necessary personnel for production and increasing labor costs and related employee benefits to attract and retain production personnel in times of high demand; the loss or reduction of sales to key independent dealers; disruption of the delivery of units to independent dealers or the disruption of delivery of raw materials, including chassis, to our facilities; increasing costs for freight and transportation; the ability to protect our information technology systems from data breaches, cyber-attacks and/or network disruptions; asset impairment charges; competition; the impact of losses under repurchase agreements; the impact of the strength of the U.S. dollar on international demand for products priced in U.S. dollars; general economic, market and political conditions in the various countries in which our products are produced and/or sold; the impact of changing emissions and other related climate change regulations in the various jurisdictions in which our products are produced, used and/or sold; changes to our investment and capital allocation strategies or other facets of our strategic plan; and changes in market liquidity conditions, credit ratings and other factors that may impact our access to future funding and the cost of debt.

These and other risks and uncertainties are discussed more fully in our Quarterly Report on Form 10-Q for the quarter ended January 31, 2023 and in Item 1A of our Annual Report on Form 10-K for the year ended July 31, 2022.

We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this release or to reflect any change in our expectations after the date hereof or any change in events, conditions or circumstances on which any statement is based, except as required by law.

THOR INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
FOR THETHREE AND SIX MONTHS ENDED JANUARY 31, 2023 AND 2022
($000’s except share and per share data) (Unaudited)

	Three Months Ended January 31,				Six Months Ended January 31,
	2023	% Net Sales(1)	2022	% Net Sales(1)	2023	% Net Sales(1)	2022	% Net Sales(1)

Net sales	$2,346,635		$3,875,018		$5,454,719		$7,833,242

Gross profit	$282,935	12.1%	$675,274	17.4%	$769,411	14.1%	$1,330,698	17.0%

Selling, general and administrative expenses	208,743	8.9%	267,450	6.9%	450,367	8.3%	563,333	7.2%

Amortization of intangible assets	35,199	1.5%	43,349	1.1%	70,418	1.3%	76,563	1.0%

Interest expense, net	25,633	1.1%	24,507	0.6%	48,440	0.9%	45,227	0.6%

Other income (expense), net	19,358	0.8%	6,285	0.2%	11,803	0.2%	13,520	0.2%

Income before income taxes	32,718	1.4%	346,253	8.9%	211,989	3.9%	659,095	8.4%

Income taxes	6,912	0.3%	80,618	2.1%	48,760	0.9%	148,657	1.9%

Net income	25,806	1.1%	265,635	6.9%	163,229	3.0%	510,438	6.5%

Less: net income attributable to non-controlling interests	(1,274)	(0.1)%	(933)	—%	(36)	—%	1,628	—%

Net income attributable to THOR Industries, Inc.	$27,080	1.2%	$266,568	6.9%	$163,265	3.0%	$508,810	6.5%

Earnings per common share
Basic	$0.51		$4.80		$3.05		$9.17
Diluted	$0.50		$4.79		$3.03		$9.13

Weighted-avg. common shares outstanding – basic	53,518,878		55,493,622		53,587,646		55,458,238
Weighted-avg. common shares outstanding – diluted	53,810,910		55,649,445		53,869,830		55,720,079

(1)Percentages may not add due to rounding differences

SUMMARY CONDENSED CONSOLIDATED BALANCE SHEETS ($000’s) (Unaudited)

	January 31, 2023	July 31, 2022		January 31, 2023	July 31, 2022
Cash and equivalents	$281,556	$311,553	Current liabilities	$1,466,489	$1,755,916
Accounts receivable, net	650,960	944,181	Long-term debt	1,758,506	1,754,239
Inventories, net	1,864,647	1,754,773	Other long-term liabilities	298,835	297,323
Prepaid income taxes, expenses and other	65,864	51,972	Stockholders’ equity	3,788,130	3,600,654
Total current assets	2,863,027	3,062,479
Property, plant & equipment, net	1,325,032	1,258,159
Goodwill	1,783,776	1,804,151
Amortizable intangible assets, net	1,060,563	1,117,492
Deferred income taxes and other, net	279,562	165,851
Total	$7,311,960	$7,408,132		$7,311,960	$7,408,132

Contact:
Michael Cieslak, CFA
mcieslak@thorindustries.com
(574) 294-7724